SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

General Motors Company

(Name of Registrant as Specified In Its Charter)

Greenlight Capital, Inc.

Greenlight Capital, L.P.

DME Advisors, LP,

DME Advisors GP, LLC

DME Capital Management, LP

Greenlight Capital Qualified, LP

Greenlight Capital (Gold), LP

Greenlight Capital Offshore Partners

Greenlight Capital Offshore Master (Gold), Ltd.

Greenlight Masters, LLC

Greenlight Masters Partners

David Einhorn

Leo Hindery, Jr.

Vinit Sethi

William N. Thorndike, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREENLIGHT CAPITAL SENDS LETTER TO GM SHAREHOLDERS HIGHLIGHTING THE BOARD’S FAILURE TO UNLOCK BILLIONS OF DOLLARS OF VALUE

GM’s Board Has Not Created Shareholder Value Since GM’s IPO

Urges Shareholders to Vote the GREEN Proxy Card

FOR Greenlight’s Three Highly Qualified Director Nominees and

FOR Greenlight’s Proposal

NEW YORK – May 23, 2017 – Greenlight Capital, Inc. and its affiliates (“Greenlight”), which own 3.6% of the common stock of General Motors Company (NYSE: GM) (“GM,” or the “Company”), making it GM’s fifth largest public shareholder, is mailing a letter to GM shareholders highlighting that GM’s Board of Directors has been unwilling to take the steps Greenlight believes are necessary to unlock billions of dollars of shareholder value either by embracing Greenlight’s plan to split the Company’s common stock into two classes of common equity (the “Plan”) or by putting forth any other plan to help fix the Company’s significant valuation problem. Greenlight observes that GM’s share price has the lowest price-to-earnings ratio of any of the 500 companies in the S&P 500, and that after almost seven years, GM’s stock trades at its IPO price.

Greenlight urges all GM shareholders to vote the GREEN proxy card in favor of the Plan and in support of Greenlight’s three highly qualified Director nominees – Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. – who will bring desperately needed fresh thinking and new perspectives to the Board, at GM’s Annual Meeting of Shareholders, scheduled to take place on June 6, 2017.

Shareholders can access all the materials related to Greenlight’s proxy solicitation at www.UnlockGMValue.com.

The full text of the letter is below.

May 23, 2017

To Our Fellow Shareholders of General Motors Company:

While the share price of General Motors Company (“GM”) hovers around its IPO price, what are GM and its Board of Directors (the “Board”) doing to create value for shareholders?

Seemingly nothing. Or, at least nothing that is working.

Consider this simple fact: GM has the lowest price-to-earnings (P/E) ratio of any of the 500 companies in the S&P 500. The incumbent Board and management have failed to generate value for GM’s shareholders since its IPO, despite an equity bull market. We believe that more of the same thinking and the same capital structure is unlikely to lead to an increased valuation.

Despite these problems, the Board and GM’s management appear uninterested in fixing GM’s inefficient capital structure so that the capital markets can properly recognize the intrinsic value of GM. They are resisting both our recommended new directors, who would bring fresh thinking to the Board, and our proposal to split the common stock into two classes of common equity (the “Plan”), which has the potential to unlock tens of billions of dollars in value.

A vote on the GREEN proxy card is a vote for increased shareholder value1.

Why are the incumbent directors resisting our Plan and our nominees, given that GM’s current strategy has not created value for shareholders over nearly seven years? We can only assume the current directors are not concerned about GM’s languishing stock price.

Instead of properly evaluating a well-intentioned and carefully developed plan presented by one of GM’s largest shareholders, the Board is wasting more than $15 million of shareholder money to maintain the status quo by misrepresenting our Plan, distracting you from their track record, and defending the incumbent team. We think that the Board can come up with a better use for those $15 million, and we believe our Plan will unlock value within GM’s stated financial policy constraints without causing any harm to GM. Being against change is easy. It would be nice if GM actually had a plan to advocate for.

Instead, GM’s Board and management are resisting change by hiding behind a credit rating agency red herring. GM claims that our Plan would definitively lead to a credit rating downgrade below investment-grade. But GM failed to advocate for the Plan to the credit rating agencies, never asked for a formal opinion and refused to let Greenlight pursue a formal opinion at no cost to GM. Instead, in an effort to undermine our Plan, GM presented the credit rating agencies

______________________

1 The prices contained herein represent GM’s current share price of $33 per share compared to $42-$60 per share under the Plan. Greenlight assumes the “Dividend Shares” under the Plan would be worth $17 to $22 per share based on a 7% to 9% yield on $1.52 per share of dividends, and observes that GM’s current P/E multiple is depressed and could expand to as high as 8x. Further explanation of Greenlight's analysis and the Plan is available at: https://www.unlockgmvalue.com/our-proposal/.

with an altered version of our term sheet for the Plan, held conversations with the credit rating agencies without our involvement, and never explained to the credit rating agencies why the Plan would be credit neutral. We believe these actions, including GM’s willingness to call into question its own credit rating to undermine our Plan, are outrageous.

As shareholders, we need to insist on change. Please vote GREEN to show your support for new thinking and fresh perspectives at GM and on the Board. The Plan is an advisory proposal, meaning that if the Board concludes after serious consideration that the Plan is not the best capital structure strategy for GM, the Board is not forced to implement it.

Our three director nominees – Leo Hindery, Jr., Vinit Sethi and William N. Thorndike, Jr. – have the necessary experience operating large and complex companies, investing in the capital markets, evaluating capital structures and generating superior returns for investors to help refresh the GM boardroom and unlock shareholder value.

Voting GREEN is a win-win proposition. By voting the GREEN proxy card, you send a loud and clear message to the Board that you want change without affecting GM’s current operations.

More information about our nominees and the Plan are available at www.UnlockGMValue.com.

Please return the enclosed GREEN proxy card today – or vote online or by phone – to bring needed change to GM.

Sincerely,

/S/ David Einhorn

Only the last proxy card you submit counts. If you have already submitted a white proxy card to GM, it is not too late to change your vote. To revoke your prior proxy, simply submit a GREEN proxy card or vote by phone or internet. Follow the instructions on the voting instruction card. If you have any questions about how to vote, please contact our proxy solicitor, D.F. King at 1- (800) 252-8173 or email to gm@dfking.com.

About Greenlight Capital

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive. Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

Contacts

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

About the Proxy Solicitation

Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and, along with other relevant documents, are available at no charge on the SEC website at http://www.sec.gov/ and at http://www.UnlockGMValue.com/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on April 28, 2017. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “CAN”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “WOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.